Exhibit 99.1

Company Contact:	Media Contact:	Investor Relations:
David Beckman	Joe Doyle	Raj Venkaty
Global Chief Legal Officer & Secretary	SITEL Worldwide Corporation	SITEL Worldwide Corporation
SITEL Worldwide Corporation	+1 877.95.Sitel	+1 877.95.Sitel
+1 877.95.Sitel	joe.doyle@sitel.com	raj.venkaty@sitel.com
david.beckman@sitel.com

PETER SHEA JOINS SITEL BOARD OF DIRECTORS

Nashville; November 3, 2011 — Sitel, a leading customer care outsourcing provider, today announced that Peter Shea, has been named a director of the company. Mr. Shea serves as the designee of Ontario Municipal Employees Retirement Systems (“OMERS”) pursuant to the company’s Amended and Restated Stockholder Agreement, as amended to date.

Mr. Shea is currently a private consultant and serves as an Operating Advisor to OMERS Private Equity Inc., the manager of the private equity investments of OMERS Administration Corporation, and other private equity firms. Mr. Shea has extensive experience as a member of senior management of several public and private multi-national companies. Mr. Shea serves as a director of Viskase Companies (public) and CTI Foods (private). Mr. Shea has served as President of Icahn Enterprises, a Managing Director for H.J. Heinz Company in Central and Eastern Europe, the Chairman, President and CEO of Specialty Foods Company and in various positions with United Brands Company.

About Sitel

Sitel is a world leader in outsourced customer care services. With over 26 years of industry experience, Sitel has twice been ranked as the top overall call center outsourcing provider in Datamonitor’s annual Black Book of Outsourcing survey. Sitel’s approximately 57,000 employees provide clients with predictable and measurable Return on their Customer Investment by building customer loyalty, increasing sales and improving efficiency. Sitel’s solutions span 135+ domestic, nearshore, and offshore centers in 26 countries across North America, South America, Europe, Africa, and Asia Pacific. The company is privately held and majority owned by Canadian diversified company, Onex Corporation. For more information, please visit www.sitel.com.